                                                                                                                                                                Exhibit 99.2

ITEM 7 INFORMATION

The securities being reported on by United Technologies Corporation ("UTC"), as a parent holding company, are owned by Nevada Bond Investment Corp. II, a Nevada corporation, which is an indirect wholly-owned subsidiary of UTC.